Exhibit 10.2

SURGALIGN HOLDINGS, INC.

520 Lake Cook Road, Suite 315, Deerfield, Illinois 60015

June 7, 2023

Ms. Elizabeth A. LaPuma

546 North Street

Greenwich, CT 06830

Dear Ms. LaPuma:

This letter agreement sets forth the terms under which you have agreed to serve as a director for Surgalign Holdings, Inc. (the “Company”).

By signing this letter agreement, you confirm that you do not possess material business, close personal relationships, or other affiliations, or any history of any such material business, close personal relationships, or other affiliations, with the Company or any of its major debtholders or its controlling equityholders that would cause you to be unable to (a) exercise independent judgment based on the best interests of the Company or (b) make decisions and carry out your responsibilities, in each case, in accordance with the terms of the Company’s certificate of incorporation, bylaws, and applicable law.

You will receive cash compensation equal to $30,000.00 per month, paid monthly in advance. Such payments will be prorated to reflect your actual term of service, continuing until such date as you cease to serve as a director of the Company. The initial payment of $30,000 with respect to the remainder of June 2023, will be paid in connection with the execution of this letter agreement and the Company will remit each remaining payment not later than the first business day of each successive month.

You will be reimbursed for all reasonable and documented out-of-pocket business expenses incurred by you in connection with your service to the Company. You will also be covered by the Company’s directors’ and officers’ insurance policy, in an amount and on terms as reasonably determined by the Company, and the Company’s existing indemnification and similar protections under its by-laws and/or other documents.

Your service will be in accordance with, and subject to, the organizational documents of the Company and any applicable law, as the same may be further amended from time to time. In accepting this offer, you are representing to us that you do not know of any conflict or legal prohibition that would restrict you from becoming, or could reasonably be expected to preclude you from remaining, a director of the Company.

You and the Company acknowledge that this letter agreement is governed by and shall be construed in accordance with laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This letter agreement may not be modified or amended except by a written agreement, signed by a duly authorized representative of the Company and by you.

We look forward to working with you.

Sincerely,

/s/ Sheryl Conley
By:	Sheryl Conley
Title:	Chairman

ACCEPTED AND AGREED:

I accept and consent to be designated as a director of the entity identified above and agree to so serve, subject to the terms and conditions set forth herein.

June 8, 2023	/s/ Elizabeth LaPuma
Date	Signature
Ms. Elizabeth LaPuma Director